Exhibit 1

PRESS RELEASE

Gentium Submits Day 180 Response to List of Outstanding Issues Received from the EMA’s CHMP for Defibrotide MAA

Potential Q3 2012 Opinion on Approval

VILLA GUARDIA, Italy, June 21, 2012, (GlobeNewswire), Gentium S.p.A. (Nasdaq: GENT) (the "Company") announced today that it has submitted its responses to the Day 180 List of Outstanding Issues (the “LoOIs”) received from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) with respect to the Company’s Marketing Authorization Application (MAA) for Defibrotide to treat and prevent hepatic veno-occlusive disease (VOD) in adults and children undergoing haematopoietic stem cell transplantation therapy. Gentium expects to receive an opinion from the CHMP regarding the approval of Defibrotide during the third quarter of 2012.

“We are pleased that we have now submitted written responses to the CHMP’s Day 180 LoOIs, bringing Defibrotide a step closer to a decision on our MAA,” said Dr. Khalid Islam, Chairman and Chief Executive Officer of the Company.

If the written responses satisfy the questions raised in the LoOIs and the CHMP does not require any further explanation or clarification, a recommendation regarding the approval of Defibrotide could be issued by the CHMP as early as the third quarter of 2012. If additional oral explanations are required, a clock stop may be imposed. Based on the EMA review process timeline, the CHMP is expected to elicit a final opinion no later than Day 210.

About VOD

Veno-occlusive disease (VOD) is a potentially life-threatening condition, which typically occurs as a significant complication of stem cell transplantation. Certain high-dose conditioning regimens used as part of stem cell transplantation can damage the lining cells of hepatic blood vessels and result in VOD, a blockage of the small veins in the liver that leads to liver failure and can result in significant dysfunction in other organs such as the kidneys and lungs (so-called severe VOD). Stem cell transplantation is a frequently used treatment modality following high-dose chemotherapy and radiation therapy for hematologic cancers and other conditions in both adults and children. At present there is no approved agent for the treatment or prevention of VOD in the United States or the European Union.

About Gentium

Gentium S.p.A., located in Como, Italy, is a biopharmaceutical company focused on the development and manufacture of drugs to treat and prevent a variety of diseases and conditions, including vascular diseases related to cancer and cancer treatments. Defibrotide, the Company's lead product candidate, is an investigational drug that has been granted Orphan Drug status by the U.S. Food and Drug Administration (FDA) and Orphan Medicinal Product Designation by the European Medicines Agency, both to treat and to prevent VOD, as well as Fast Track Designation by the U.S. FDA to treat VOD.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statement." that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of Gentium's securities. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to the possibility of any future regulatory approval, may differ materially from those anticipated in these forward-looking statements. Specifically, the risks and uncertainties that could affect the development of Defibrotide include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Defibrotide in particular, including, without limitation, the potential failure of Defibrotide to prove safe and effective for treatment and prevention of hepatic veno-occlusive disease (VOD) in adults and children undergoing haematopoietic stem cell transplantation, that Gentium may not receive an opinion regarding approval of Defibrotide from the CHMP in the third quarter of 2012, that the CHMP may request additional information from Gentium regarding Defibrotide, that Gentium may not receive a positive opinion from the CHMP, and the risk factors listed or described from time to time in Gentium's filings with the Securities and Exchange Commission including, without limitation, Gentium's most recent filings on Forms 20-F.

SOURCE: Gentium S.p.A.

Gentium S.p.A.

Salvatore Calabrese, +39 031-5373-260

SVP & CFO

scalabrese@gentium.it

or

The Trout Group

Marcy Nanus, +1 646 378 2927

mnanus@troutgroup.com